Exhibit 23.1

CONSENT OF INDEPENDENT RESERVE ENGINEERS

We hereby consent to the use of our name in this Current Report on Form 8-K of Transmeridian Exploration Incorporated dated March 26, 2007 and to the incorporation by reference of our estimates of the proved reserves and future net revenues from proved reserves of Transmeridian Exploration Incorporated as of January 1, 2007 into Transmeridian Exploration Incorporated’s previously filed Registration Statements on Form S-3 (File Nos. 333-132389, 333-129250, 333-127674, 333-120930, 333-135318, 333-135798 and 333-139923) and on Form S-8 (File Nos. 333-105610, 333-105609 and 333-139232) and the related prospectuses.

/s/ Ryder Scott Company, L.P.

RYDER SCOTT COMPANY, L.P.

Houston, Texas

March 26, 2007